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                                                                   EXHIBIT 4.3.2
                                 AMENDMENT NO. 3

                                       TO

                                 K2 DESIGN, INC.

                            1997 STOCK INCENTIVE PLAN

         Section 4.1 of the K2 Design, Inc. 1997 Stock Incentive Plan (the "Plan") is hereby amended and restated in its entirety to read as follows:

                  "4.1 Number of Shares. Subject to the provisions of this
         Article IV, the maximum number of shares of Common Stock with respect to which Awards may be granted during the term of the Plan shall be 1,700,000 shares. Shares of Common Stock will be made available from the authorized but unissued shares of the Company. The shares of Common Stock subject to (i) any Award granted under the Plan that shall expire, terminate or be annulled for any reason without having been exercised (or considered to have been exercised as provided in Section
         7) and (ii) any Award of Restricted Shares that shall be forfeited prior to becoming vested (provided that the holder received no benefits of ownership of such Restricted Shares other than voting rights and the accumulation of Retained Distributions and unpaid Dividend Equivalents that are likewise forfeited), shall again be available for purpose of the Plan."


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